PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-96061
(To Prospectus February 17, 2006)               Filed Pursuant to Rule 424(b)(3)


                      [HOLDRS INTERNET ARCHITECTURE LOGO]


                        1,000,000,000 Depositary Receipts
                     Internet Architecture HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Architecture HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Internet Architecture HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                                   Primary
                                                                                     Share         Trading
                          Name of Company(1)                          Ticker        Amounts         Market
           ----------------------------------------------             ------        -------         ------
           3Com Corporation                                           COMS            3            NASDAQ
           Adaptec, Inc.                                              ADPT            1            NASDAQ
           Apple Computer, Inc.                                       AAPL            4            NASDAQ
           Ciena Corporation                                          CIEN            2            NASDAQ
           Cisco Systems, Inc.                                        CSCO            26           NASDAQ
           Dell Inc.                                                  DELL            19           NASDAQ
           EMC Corporation                                            EMC             16            NYSE
           Extreme Networks, Inc.                                     EXTR            2            NASDAQ
           Foundry Networks, Inc.                                     FDRY            1            NASDAQ
           Gateway, Inc.                                              GTW             2             NYSE
           Hewlett-Packard Company                                    HPQ          22.2225          NYSE
           International Business Machines Corporation                IBM             13            NYSE
           Juniper Networks, Inc.                                     JNPR            2            NASDAQ
           McDATA Corporation                                        MCDTA       0.588910419       NASDAQ
           Network Appliance, Inc.                                    NTAP            2            NASDAQ
           Napster, Inc.                                              NAPS          0.1646         NASDAQ
           Sun Microsystems, Inc.                                     SUNW            25           NASDAQ
           Sycamore Networks, Inc.                                    SCMR            2            NASDAQ
           Symantec Corp.                                             SYMC        1.0039106        NASDAQ
           Unisys Corporation                                         UIS             2             NYSE

(1) As a result of a merger, effective November 22, 2000, Veritas Software replaced Seagate Technology, Inc. as a constituent of Internet Architecture HOLDRS Trust. It was also anticipated that future entitlements may be due to the former holders of Seagate. An additional distribution to former shareholders of Seagate Technology Inc. was made in connection with the 2000 merger. For each share of Seagate Technology Inc., shareholders received $0.05714 in cash. For the former 2 shares of Seagate Technology Inc., per 100 round lot of Internet Architecture HOLDRS, The Bank of New York received $0.11428. The Bank of New York distributed the cash on June 12, 2006 at a rate of $0.0011428 per depositary share of "IAH", less custody fees. The record date for such distribution was November 22, 2000.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.